EXHIBIT 3(iii)

ARTICLES OF AMENDMENT
TO
ARTICLES OF INCORPORATION
OF
INTEGRATED MARKETING TECHNOLOGY, INC.

Pursuant to the provisions of Section 607.1006, Florida Statutes, this Florida profit corporation adopts the following Articles of Amendment to its Articles of Incorporation:

FIRST: Amendment(s) adopted: (indicate article number(s) being amended, added or deleted)

ARTICLE I. The name of the corporation is to be changed to:

Technology Resources, Inc.

SECOND: If an amendment provides for an exchange, reclassification or cancellation of issued shares, provisions for implementing the amendment if not contained in the amendment itself, are as follows:

THIRD: The date of each amendment's adoption: December 23, 1996, To be effective Januay 1, 1997

FOURTH: Adoption of Amendment(s) (CHECK ONE)

[X] The amendment(s) was/were approved by the shareholders. The number of votes cast for the amendment(s) was/were sufficient for approval.

[ ] The amendment(s) was/were approved by the shareholders through voting groups.

The following statement must be separately provided for each voting group entitled to vote separately on the amendment(s):
"The number of votes cast for the amendment(s) was/were sufficient for approval by ______________________________________."
voting group

[ ] The amendment(s) was/were approved by the Board of Directors without shareholder action and shareholder action was not required.

[ ] The amendment(s) was/were approved by the incorporators without shareholder action and shareholder action was not required.

Signed this 23 day of December, 1996.
Signature
/s/ WILLIAM S. LEE - PRESIDENT
WILLIAM S. LEE
(By the Chairman or Vice Chairman of the Board of Directors, President or other officer if adopted by the shareholders)
OR
(By a director if adopted by the directors)
OR
(By an incorporator if adopted by the incorporators)
_______________________________________________
Typed or printed name
_______________________________________________
Title